Exhibit 4.11 (a)

FIRST SUPPLEMENTAL INDENTURE, dated as of November 30, 2004 (this “First Supplemental Indenture”), between Anthem Holding Corp., an Indiana corporation (the “Company”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, WellPoint Health Networks Inc., a Delaware corporation (the “Predecessor”), and the Trustee entered into an Amended and Restated Indenture dated as of June 8, 2001 (the “Indenture”), pursuant to which the Predecessor has issued (i) $450,000,000 aggregate principal amount of 6 3/8 % Notes due June 15, 2006 and (ii) $350,000,000 aggregate principal amount of 6 3/8 % Notes due June 15, 2012 (the “Securities”);

WHEREAS, pursuant to that certain Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Inc., an Indiana corporation, the Company and the Predecessor, the Predecessor has been merged with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, the Merger was effective, and the Company became the successor corporation to the Predecessor, as of the date of this First Supplemental Indenture;

WHEREAS, Section 8.1(b) of the Indenture provides that a supplemental indenture may be entered into, without the consent of the Holders, to evidence the succession of another corporation to the Predecessor and the assumption by the successor corporation of the covenants, agreements and obligations of the Predecessor pursuant to Article 9 of the Indenture;

WHEREAS, Section 9.1 of the Indenture provides for the execution of a supplemental indenture satisfactory to the Trustee to evidence the succession of any successor corporation to the Predecessor under the Indenture and the assumption of the due and punctual payment of the principal of and interest on all the securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Predecessor;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this First Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by the Indenture and by the articles of incorporation and by-laws of the Company to make this First Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE ONE

Section 1.01. Assumption of Obligations. The Company hereby expressly assumes the due and punctual payment of the principal of and interest on all the securities according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Predecessor.

Section 1.02. Substitution. In accordance with Section 9.2 of the Indenture, from and after the date of this First Supplemental Indenture, the Company shall succeed to and be substituted for the Predecessor under the Indenture with the same effect as if it had been named therein, and the Company shall for all purposes be deemed to be the “Company” as such term is defined and used in the Indenture and the Securities.

Section 1.03. Suspension of Reporting Obligations. The Trustee hereby acknowledges and agrees that so long as the reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, are suspended, the Company, as successor-in-interest to the Predecessor, will not have any reporting obligations to either the Trustee or the Commission on account of Section 4.3 of the Indenture.

ARTICLE TWO

Section 2.01. Definitions. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.02. Continuing Effect of Indenture. Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Securities outstanding thereunder shall remain in full force and effect.

Section 2.03. Construction of First Supplemental Indenture. This First Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This First Supplemental Indenture shall be deemed to be a contract under the internal laws of the State of New York (without regard to conflicts of laws provisions thereof), and for all purposes shall be construed in accordance with the laws of said State, provided, however, that the rights and duties of the Trustee hereunder shall be construed in accordance with the laws of the State of the Trustee’s principal place of business.

Section 2.04. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision of this First Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, the provision required by said Act shall control.

Section 2.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.06. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

ANTHEM HOLDING CORP.

By	/S/ DAVID R. FRICK
Name: David R. Frick
Title: Executive Vice President and Chief Legal and Administrative Officer

THE BANK OF NEW YORK, as Trustee

By	/S/ STACY B. POINDEXTER
Name: Stacy B. Poindexter
Title: Assistant Vice President